Exhibit 99.2

Apollo Resources International, Inc.
3001 Knox Street, Suite 403
Dallas, Texas  75205

November 17, 2006

Ken Kelley, CEO
Neptune Leasing, Inc.
8101 SW 34th Avenue
Amarillo, Texas  79121

Re:          Equipment Purchase Agreement, dated November 1, 2005 (the “Agreement”)

Dear Ken:

Reference is made to the Agreement.  Apollo Resources International, Inc. and Neptune Leasing, Inc. have performed all obligations required of them by the Agreement and, by this letter, desire to terminate the Agreement.

Please sign in the space indicated below to indicate your agreement to and acceptance of the foregoing.

Very truly yours,

Apollo Resources International, Inc.
By:	/s/ Dennis G. McLaughlin
Name:	Dennis G. McLaughlin, III
Title:	CEO

Agreed and accepted
as of this November 17, 2006:

Neptune Leasing, Inc.
By:	/s/ Oliver Kendall Kelley
Name:	Oliver Kendall Kelley
Title:	CEO

EQUIPMENT PURCHASE AGREEMENT

This Equipment Purchase Agreement (the “Agreement”) is entered into this 1st day of November, 2005 by and between Apollo Resources International, Inc., a Utah corporation (“Apollo”), and Neptune Leasing, Inc., a Texas corporation (“Neptune”), (collectively, the “Parties”).

Recitals

A.            Neptune owns six (6) nitrogen rejection units and two (2) Randall cryo units, as more particularly described on Exhibit A (the “Equipment”).

B.            Neptune desires to sell to Apollo, and Apollo wishes to purchase from Neptune, the Equipment, in accordance with the terms and conditions set forth in this Agreement.

Agreements

In consideration of the foregoing recitals and the mutual covenants set forth below, the Parties agree as follows:

1.             Sale of the Equipment.  Subject to the terms and conditions set forth in this Agreement, Apollo will purchase from Neptune, and Neptune will sell to Apollo, the Equipment.  The Parties agree that, except as provided in the following sentence, the sale condition of the Equipment is “AS IS, WHERE IS.”  Neptune shall deliver possession of one (1) of the six (6) nitrogen rejection units and one (1) Randall cryo unit (the “First Units”) to Apollo’s Hospah field in New Mexico, in fully reconditioned and fully operational condition, with an acceptable commissioning period, as soon as reasonably practical.  The five (5) remaining nitrogen rejection units and the one (1) Randall cryo unit (the “Additional Units”) are located at the locations identified on Exhibit “A.”

2.             Purchase Price.  The Purchase Price for the Equipment is as follows:

A.            Initial Stock.  Apollo shall issue to Neptune one million shares of Apollo’s restricted common stock (the “Initial Stock”).

B.            Revenue.  Apollo shall pay to Neptune ten percent (10%) of the Gross Revenue received by BC&D Oil & Gas Corporation (“BC&D”), a wholly owned subsidiary of Apollo, attributable to all gas wells owned by BC&D in McKinley County (the “Wells”), whether producing, non-producing or undeveloped, including, but not limited to, the wells described on Exhibit B, attached hereto and made a part hereof.  For purposes of this Agreement, “Gross Revenue” shall mean all revenues, whether from natural gas, liquids or other sources, derived from BC&D from the Wells, and before deductions for royalties, severance or other operating taxes, capital expenditures, or any other lease, operating or other type of costs or expenses.  All payments of Gross Revenue from Apollo to Neptune shall be made on a monthly basis and shall be delivered to Neptune on or before ten (10) days after the end of the month during which the Gross Revenue was received by BC&D.  Neptune is hereby given the right to audit the books and records of Apollo relating to the Gross Revenue at any time and from time to time.

C.            Additional Stock. Apollo shall issue additional shares of its unrestricted restricted common stock to Neptune (the “Additional Stock”) upon placement into service of each Additional Unit. The value of each Additional Unit shall be mutually determined by the parties. The amount of Additional Stock to be paid for each Additional Unit shall be based on that mutual determination, and such Additional Stock shall be valued at Fair Market Value (as herein defined). At least one unit shall be deemed to have been placed in service each year. This Additional Stock consideration is subject to a minimum of $500,000 per year. If the number of Additional Units placed in service is less than the number of anniversary dates of this agreement, then a payment shall be made on the anniversary date of this Agreement.

“Fair Market Value,” when used herein in reference to the common stock of Apollo, shall mean the average of the last sales price of Apollo common stock on the OTC Bulletin Board (or if such specific market information is generally unavailable, then on such market as Apollo common stock may then be listed, or if not so listed, then under any replacement market or index generally reflecting the traded value of Apollo common stock as may be reasonably designated by Purchaser from time to time) for the last ten (10) trading days immediately preceding the date any payment is due.

3.             Representations and Warranties of Neptune.  Neptune acknowledges, represents, and warrants that:

A.            Title.  Neptune has good and marketable title to the Equipment and the Equipment shall be free and clear of all liens, security agreements, claims, charges, restrictions, or other encumbrances. There are no actions, suits, claims or counterclaims or legal, administrative or other proceedings or investigations of any nature whatsoever, including with respect to environmental matters, pending, or to Neptune’s actual knowledge threatened, on the date hereof relating or affecting the Equipment. Neptune has the rights to the use of the technology on which the design of the equipment is based.

B.            No Breach or Violation.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of any lease agreement, promissory note, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Neptune is a party or by which Neptune is bound.

C.            Proper Authority.  Neptune is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Texas and has full power and authority to enter into this Agreement and all documents contemplated by this Agreement, to consummate the transaction contemplated by this Agreement, and to perform the obligations to be performed by it under this Agreement and under all documents contemplated by this Agreement.  The execution and deliver of this Agreement have been authorized by all necessary corporation action on the part of Neptune.

D.            Binding Effect.  This Agreement has been duly executed and delivered by Neptune and constitutes legal, valid and binding obligations of Neptune enforceable against Neptune in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.             Representations and Warranties of Apollo.  Apollo understands, acknowledges, represents, and warrants as follows:

A.            No Breach or Violation.  The consummation of the transactions contemplated by this Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of any lease agreement, promissory note, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Apollo is a party or by which Apollo is bound.

B.            Proper Authority.  Apollo is duly organized and legally existing in good standing under the laws of the State of Utah and has full power and authority to enter into this Agreement and all documents contemplated by this Agreement, to consummate the transaction contemplated by this Agreement, and to perform the obligations to be performed by it under this Agreement and under all documents contemplated by this Agreement.  The execution and deliver of this Agreement have been authorized by all necessary corporation action on the part of Apollo.

C.            Binding Effect.  This Agreement has been duly executed and delivered by Apollo and constitutes legal, valid and binding obligations of Apollo enforceable against Apollo in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

D.            Stock.  The Stock issued by Apollo shall be fully paid, non-assessable, and free and clear of liens and encumbrances of any kind.

5.             Closing.  The following matters shall apply to Closing of the sale transaction contemplated herein:

A.            Time and Place.  Closing of the transaction contemplated hereby (“Closing”) shall take place at the offices of Neptune on or before ____________, or at such other time and place as the Parties may mutually agree in writing (the “Closing Date”).

B.            Neptune’s Obligations.  At Closing, Neptune shall execute and deliver a Bill of Sale as may be necessary to transfer title to the Equipment to Apollo and such other documentation as may be necessary otherwise to consummate the transactions contemplated by this Agreement.

C.            Apollo’s Obligations.  At Closing, Apollo shall deliver to Neptune 1,000,000 shares of its common stock and shall execute and deliver such other documentation as may be necessary to otherwise consummate this transaction.  During the Payment Period, Apollo shall deliver to Neptune the Additional Stock, as provided in Paragraph 2.C of this Agreement.

D.            Taxes and Future Costs.  Apollo shall pay any and all sales, use, transfer, real property gain, documentary, and stamp taxes and recording and filing fees applicable to the transaction contemplated in this Agreement.  All personal property taxes associated with ownership of the Equipment for the years 2005 and later shall be assumed by Apollo.  Apollo shall assume any and all future costs associated with ownership and operation of the Equipment, including, but not limited to, storage and damages, from the date of the Closing forward.

E.             Installation Costs.  Apollo shall pay any and all installation costs associated with placing the Equipment into service in the field.

F.             Risk of Loss.  Apollo assumes and agrees to be solely responsible for all costs and risk of loss with respect to the Equipment from and after the date of Closing, including without limitation, all care, maintenance, storage, installation and operation of the Equipment.

6.             Nature and Survival of Representations and Obligations.  The representations and warranties made by the Parties and their respective obligations to be performed pursuant to the terms hereof, shall survive Closing indefinitely.  Except as expressly set forth herein, the sale of the Equipment is made without warranties of any kind, express or implied.

7.             Neptune’s Indemnification of Apollo.  Neptune agrees to indemnify, defend and hold harmless Apollo from and against, and to reimburse Apollo with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs, and expenses (including reasonable attorney’s and experts’ fees and court costs, if allowed by law) (collectively, “Claims”) asserted against or incurred by Apollo by reason of or arising out of the following:

A.            the breach of any representation or warranty of Neptune, set forth in this Agreement;

B.            the failure of Neptune to perform any covenant or other obligation required in this Agreement to be performed by Neptune; and

C.            any Claims by any person other than Apollo relating to the ownership or operation of the Equipment prior to the Closing.

This indemnity shall survive the Closing.

8.             Apollo’s Indemnification of Neptune.  Apollo agrees to indemnify, defend and hold harmless Neptune from and against, and to reimburse Neptune with respect to, any and all Claims asserted against or incurred by Neptune by reason of or arising out of the following:

A.            the breach of any representation or warranty of Apollo, set forth in this Agreement;

B.            the failure of Apollo to perform any covenant or other obligation required in this Agreement to be performed by Apollo; and

C.            any Claims by any person other than Neptune relating to the ownership or operations of the Equipment from and after the Closing.

This indemnity shall survive the Closing.

9.  “As Is, Where Is.”  THE EXPRESS REPRESENTATIONS AND WARRANTIES OF NEPTUNE CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY OR CONDITION OF THE EQUIPMENT.  NEPTUNE MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO APOLLO, INCLUDING ANY OPINION, INFORMATION, OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO APOLLO BY ANY AFFILIATE, OFFICER, DIRECTOR, MEMBER, STOCKHOLDER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF NEPTUNE.

WITH THE EXCEPTION OF ANY SPECIFIC WARRANTIES OF TITLE CONTAINED IN THIS PURCHASE AGREEMENT, THE EQUIPMENT IS SOLD, CONVEYED, AND TRANSFERRED HEREUNDER “AS IS, WHERE IS,” WITH ALL PATENT AND LATENT DEFECTS AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR WITH RESPECT TO THE FITNESS, DESIGN, AVAILABILITY, DURABILITY, OR

SUITABILITY OF THE EQUIPMENT FOR ANY PARTICULAR PURPOSE, ARE OR WILL BE GIVEN BY OR ON BEHALF OF NEPTUNE.

APOLLO HAS RELIED, AND WILL RELY SOLELY, UPON ITS OWN INDEPENDENT INVESTIGATION OF AND JUDGMENT WITH RESPECT TO THE EQUIPMENT IN ENTERING INTO AND PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT.

10.          General Provisions.

A.            Closing Costs.  Each Party shall bear its own costs and expenses, including any professional fees, incurred in closing this transaction.

B.            Entire Agreement.  This Agreement contains the entire understanding and agreement of the Parties with respect to matters addressed herein and supersedes any prior understandings and agreements between them respecting the subject matter of this Agreement.  No modification of this Agreement shall be valid unless it is in writing and signed by each of the Parties.

C.            Severability.  If one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable or excessively broad as to time, duration, scope, activity, or subject, such provision shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with the then-applicable law.  In the event of any question as to the interpretation of any provision herein, such question shall not be resolved by resort to any rule or maxim that resolves it against the drafting party.  In the event any one or more provisions contained in this Agreement are held by a court or other tribunal to be invalid or unenforceable, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

D.            Governing Law; Jurisdiction.  This Agreement and the rights and obligations of the Parties herein, shall be construed in accordance with the laws of the State of Texas and applicable federal law.  The Parties hereby consent to the jurisdiction and venue of the state or federal courts located in Potter County, Texas.  The substantially prevailing party in any adjudication, arbitration, or related settlement shall be entitled to recover such party’s reasonable attorney’s fees, including costs and expenses of collection, enforcement, and appeal, in addition to all other recovery and relief.

E.             Assignment.  Neither party may assign its rights or obligations hereunder except with the prior written consent of the other party, which shall not be unreasonably withheld.  Any attempt to assign or delegate without such written consent shall be ineffective.

F.             Counterparts.  This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on the Parties hereto, even though all the Parties are not signatories to the original or the same counterpart.

G.            Facsimile Transmission.  Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, shall be the same as transmission of an original.  Upon request, Parties will confirm signatures transmitted by facsimile by signing an original document.

H.            Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns, subject to the assignment provisions set forth above.

I.              Notices.  Except as otherwise specified in this Agreement, any notice, demand for information or documents required or authorized by this Agreement to be given to a party shall be given in writing and shall be sufficiently given if delivered by registered mail, courier or hand delivered against written receipt, or if transmitted and received by facsimile transmission addressed as set forth below, or if sent to such party by registered mail, courier or hand delivery to such other address as such party may designate for itself by notice given in accordance with this Section.  Any such notice shall be effective only upon actual delivery or receipt thereof.  The address for the delivery of notices and bills to each party and the respective telephone and facsimile numbers, unless revised by either party, are as follows:

NEPTUNE LEASING, INC.
Attention:  Ken Kelley, CEO
8101 SW 34th Avenue
Amarillo, TX   79121
Facsimile (806) 353-9611

APOLLO RESOURCES INTERNATIONAL, INC.,
Attention: Dennis G. McLaughlin, III, CEO
3001 Knox Street, Suite 403
Dallas, Texas 75205
Facsimile (214) 389 9805

Signature page to follow.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

NEPTUNE LEASING, INC.
a Texas corporation
By:	/s/ Ken Kelley
Ken Kelley, CEO

APOLLO RESOURCES INTERNATIONAL, INC.,
a Utah corporation
By:	/s/ Dennis G. McLaughlin
Dennis G. McLaughlin, III, CEO